Exhibit 10.3
EMPLOYMENT, NON-COMPETITION AND
NON-SOLICITATION AGREEMENT
     THIS AGREEMENT (“Agreement”) is made this ___ day of November, 2010 by and between FRANCIS DRILLING FLUIDS, LTD., a Louisiana corporation with a principal place of business at 240 Jasmine Rd., Crowley, LA 70526 (the “Company” and/or “Francis Drilling”), and MICHAEL G. FRANCIS, an individual residing at 314 Judge Canan Drive, Crowley, LA 70526 (the “Employee”).
     WHEREAS, the Employee is a shareholder/officer/director of the Company and has been employed at the Company as a shareholder, officer and manager since inception;
     WHEREAS, on the date hereof, holders of all of the membership of Francis Oaks, LLC, which own 100% of the Company, have sold such membership interests to NYTEX FDF Acquisition, Inc., a Delaware corporation (“Acquisition Co”) wholly owned by NYTEX Energy Holdings, Inc., a Delaware corporation (“NYTEX”), pursuant to a certain Membership Interests Purchase Agreement (the “Purchase Agreement”) dated November ___, 2010 (the “Transaction”);
     WHEREAS, this Agreement sets the terms and conditions of employment with the Company, which will begin on November _____, 2010 (the “Commencement Date”) should the offer be accepted;
     WHEREAS, the Company desires to secure the employment services of the Employee in the position as its President and Chief Executive Officer reporting to the Company’s Chairman (Michael Galvis) at Francis Drilling located at 240 Jasmine Rd Crowley, LA 70526 or so designated by the Company which will start on the Commencement Date;
     WHEREAS, in consultation with the Employee, the Company will set certain performance goals for the Employee and Francis Drilling at the start of each of the following years; 2011, 2012, 2013, 2014 and 2015;
     WHEREAS, the Employee possesses substantial knowledge and has substantial experience with respect to the oilfield services business;
     WHEREAS, the Company recognizes the role the Employee can play in (a) the Company’s retention of Key Employees (as hereafter defined) during the Key Employees’ transition to the new ownership by the Company as part of the Transaction; (b) maintaining the revenues of Francis Drilling prior to and subsequent to the closing (the “Closing”) of the Transaction and (c) increasing the overall value of the Company post Closing of Transaction.
     WHEREAS, the Employee has agreed to enter into certain non-competition and other restrictive covenants upon the terms and conditions set forth herein; and
     WHEREAS, the Company would not have entered into and closed the Transaction but for the execution and delivery of this Agreement by the Employee.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.	Compensation. If Employee decides to accept this position the initial annual salary will be $200,000, less applicable tax and other withholdings, paid in accordance with the Company’s normal payroll practices. Future increases in compensation, if any, may be made by the Company in its sole and absolute discretion, however the annual salary may be adjusted for an annual consumer price index (“CPI”) adjustment. The Position is full-time, exempt position, which is a salaried not hourly position. Accordingly, the Employee will not receive overtime pay if the Employee works more than 40 hours during a work week. The obligations of the Company to pay such salaried compensation in accordance with the terms outlined in this Agreement shall terminate six (6) months after the death of Employee, or upon the close of the Term, whichever is earliest to occur. In addition, during the period commencing on the Commencement Date and ending five years thereafter, the Employee shall use reasonable efforts to assist the Company with respect to: (a) retaining, promoting and continuing the employment by the Company of each of the employees listed on Exhibit A attached hereto (the “Key Employees”), (b) promoting sales and other business activities of the Company, (c) establishing marketing strategies and establishing advertising strategies for the Company and (d) contributing to increasing the overall value of the Company through an increase in revenues and earnings on an annual basis.

2.	Term. The term of this Agreement shall begin on the Commencement Date and continue for a period of five (5) years (the “Term”), subject to earlier termination as herein provided. Employee’s employment hereunder shall terminate as a result of any of the following events:

a.	the final non-appealable conviction of Employee of a felony; or

b.	Employee’s full and complete abandonment of his duties hereunder for a continuous period of ninety (90) days.
3.	Non-Competition. The Employee agrees that during the Term and continuing for two (2) years thereafter (the “Restriction Period”), Employee shall not do any one or more of the following, directly or indirectly: (a) engage in the “Business” anywhere in the territory consisting of the counties and parishes more fully set forth in Exhibit “E” hereto (the “Territory”) as of the Commencement Date, which Business is defined as: the sale, manufacture, distribution or transportation of fluids, chemicals or frac sands used in the drilling sector of the oil and gas industry and cleaning services associated with the oil and gas industry; (b) solicit or attempt to solicit any Person (as hereinafter defined) who is or has been a customer, supplier, distributor, licensor, licensee or any other business relation within the past five (5) calendar years, the Company to cease doing business with, or to alter or limit its business relationship with the Company ; or (c) take any actions which are calculated to persuade any former employees, representatives or agents of the Company who have become employees, representatives or agents of the Company to terminate their association with the Company or hire or otherwise retain the services of any such employees, representatives or agents of the Company (whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, advisor or in another capacity) who has been acting in such capacity or has acted in such capacity at any time within the six-month period immediately preceding such proposed date of hire or retention. To “engage” in a business means (x) to render services, as an independent contractor, employee, agent, advisor or otherwise, in (or with respect to) the Territory for that business, or (y) to own, manage, operate or control, as an owner, partner, member, shareholder or otherwise (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in the Territory. Employee hereby acknowledges and agrees that the foregoing covenants are commercially reasonable and reasonably necessary to protect the Company and its affiliates or subsidiaries. Nothing contained herein shall restrict the Employee from: (i) owning, as a passive investment, 5% or less of the equity securities of any Person in competition with the Company or any of its subsidiaries, which securities are listed on any national securities exchange or authorized for quotation on the Automated Quotations System of the National Association of Securities Dealers, Inc. (a “National Exchange”), as long as Employee has no other business relationship, direct or indirect, with the issuer of such securities. The term “Person” shall mean any individual, corporation, company, firm, business, voluntary or other association, partnership, limited liability company, trust, estate, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof or any other entity of any kind.

4.	Disclosure of Confidential Information. The Employee agrees that for the longest period permitted by Louisiana State law following the Commencement Date, he shall maintain all Confidential Information in confidence and shall not disclose any Confidential Information to anyone outside of the Company, and he shall not use any Confidential Information for his own benefit or the benefit of any third party. Nothing in this Agreement, however, shall prohibit the Employee from using or disclosing Confidential Information to the extent (a) required by the Employee to enforce the terms of this Agreement or any other agreement or instruments executed and deferred in connection herewith, (b) required to defend any action, proceeding, or governmental inquiry against the Employee, or (c) required by law, provided, that if the Employee is required by applicable law to disclose any Confidential Information, the Employee shall (1) provide the Company with prompt notice before such disclosure in order that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information and (2) cooperate with the Company in attempting to obtain such order or assurance. “Confidential Information” means information (except as it relates to the tax treatment or the tax structure of the transaction) regarding the Company to the extent it is Confidential, including the following: (1) information regarding operations, assets, liabilities or financial condition; (2) information regarding pricing, sales, marketing, capital expenditures, costs, joint ventures, business alliances, or purchasing; (3) information regarding employees or sales representatives, including their identities, responsibilities, competence and compensation; (4) customer lists or other information regarding current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (5) information regarding current or prospective vendors, suppliers, distributors or other business partners; (6) forecasts, projections, budgets and business plans; (7) information regarding planned or pending acquisitions, divestitures or other business combinations; (8) trade secrets and proprietary information; (9) copyright applications, know-how, discoveries, inventions, improvements, techniques, processes, business methods, algorithms, software programs, software source documents and formulae, in each case regarding current, future or proposed products or services; and (10) website designs, website content, proposed domain names, and data bases. For purposes of this Section, information regarding the Company shall include without limitation information of the business as conducted by the Company. “Confidential” means not generally available to the public. Information shall not be considered to be generally available to the public if it is made public by the Employee in violation of this Agreement or, to the knowledge of the Employee, by a third party who has no lawful right to disclose the information or who does so in violation of any contractual, legal or fiduciary obligation to the Company.

5.	Non-Solicitation. During the Restriction Period, the Employee shall not directly or indirectly, as owner, proprietor, Employee, employer, employee, shareholder (other than as the holder of less than five percent (5%) of the shares of a corporation or other entity, the securities of which are traded on a National Exchange), agent, partner, member, manager, director, officer, Employee or otherwise: (a) employ or solicit, receive or attempt to receive the performance of any services by any employee of the Company; (b) contact or solicit any Customer (as hereinafter defined) or otherwise induce or solicit any Customer to enter into any business relationship with any person, firm or entity other than the Company relating to the business; or (c) take any actions that might interfere with the Company’s relationships with its Customers or otherwise reduce the business of a Customer with the Company. For all purposes of this Agreement, the term “Customer” shall mean all persons or entities that are or were customers of the Company or the Employee at the date of this Agreement or at any time during the Restriction Period.

6.	Minimum Consideration. In consideration of the Employee’s covenants under Sections 3, 4 and 5, the Company shall pay to the Employee a minimum aggregate amount equal to one million U.S. Dollars ($1,000,000.00), payable in sixty (60) equal monthly installments in the amount of sixteen thousand six hundred sixty six and sixty seven cents U.S. Dollars ($16,666.67) each. The first such monthly payment shall be due and payable on the month following Closing and each payment thereafter shall be due and payable on the first (1st) day of each of the fifty nine (59) months thereafter. The obligations set out in this Section 6 are in addition to those set out in Section 1 of this Agreement and the Company’s obligations to make the payments set forth in this Section 6 shall not terminate for any reason unless Employee is in breach of this Agreement.

7.	Bonus. In addition to the minimum consideration set forth in Section 1 and Section 6, for the services to be provided under this Agreement in connection with the retention, promotion and continuation of the employment of Key Employees with the Company and in connection with promoting sales of the Company at the branch locations, the Employee shall be eligible to receive the performance and incentive based bonuses set forth on Exhibit “B” and Exhibit “C” to this Agreement (collectively the “Bonuses”). The Bonuses shall be calculated and paid to Employee as set forth on the respective exhibits. The Employee will also be entitled to certain stock awards as outlined in Exhibit “D” based upon achievement of certain financial targets outlined by management, these stock awards will be granted to Employee on the dates set out on Exhibit “D”. The exhibits referenced in this Section 7 are incorporated herein by reference thereto.

8.	Default The obligations of Employee under Sections 3, 4, and 5 are contingent upon the Company’s compliance with Sections 1, 6 and 7. In the event Company receives notice of a default of any of its payment obligations under Sections 1, 6 or 7, and such default remains uncured for a period of twenty (20) days, then Employee’s obligations under Sections 3, 4 and 5 shall terminate.

9.	Benefits. Employee will also be eligible to participate in various existing employee benefit plans offered by the Company to its full-time employees as of the date of this letter (for example group health insurance, 401(k), and vacation programs), in accordance with Company’s then-current benefit plan requirements. The Company may change its benefit plans from time to time in accordance with applicable laws.

10.	Other. Employee will expend his best efforts on behalf of the Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Employee agrees to act in the best interests of the Company at all times and devote his full business time and efforts to the performance of his assigned duties for the Company, unless Employee notifies the Chairman in advance of his intent to engage in other paid work and receive the Chairman’s express written consent to do so.

11.	Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

12.	Waiver. A party’s failure to insist on compliance or enforcement of any term of this Agreement shall not affect the validity or enforceability, or constitute a waiver, of future enforcement of said term, or any other term of this Agreement by said party or the other party (as provided in this Agreement).

13.	Severability. If any provision of this Agreement is determined by an arbitrator or a court of competent jurisdiction to be illegal or unenforceable, such provision shall be automatically reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while preserving its original intent. The invalidity of any part of this Agreement shall not render invalid the remainder of this Agreement.

14.	Assignment. Neither party shall have the right to assign its rights or obligations hereunder without the prior written consent of the other party. Any proposed assignment shall be deemed null and void.

15.	Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior and contemporaneous undertakings and agreements of the parties, whether written or oral, with respect to the subject matter herein.

16.	Amendment. This Agreement shall not be amended except by a writing executed by both parties.

17.	Headings. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.	Parties Bound. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

19.	Counterparts. This Agreement may be executed in two or more counterparts, sent by facsimile or transmitted electronically in either tagged image format (.tif) or portable document format (.pdf), any of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

20.	Arbitration. Upon any dispute arising out of or pursuant to this Agreement, the parties shall first engage in good faith negotiations to resolve such dispute. In the event that the parties are unable to resolve such dispute within ten (10) business days after written notice of same is received, such dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association. The site of such arbitration proceedings shall be in Lafayette, Louisiana. Judgment upon any award may be entered in any court having jurisdiction thereof. This Section shall not limit any party’s right to obtain any provisional or equitable remedy, including, without limitation, injunctive relief from any court of competent jurisdiction, as may be necessary in the sole judgment of such party to protect its rights. The party who does not substantially prevail in the arbitration shall be liable for the costs of the arbitration and any and all of the reasonable costs (including, without limitation, reasonable attorney’s fees) incurred by the party who substantially prevails in the arbitration.

21.	Set Off. Subject to limitations of IRC Section 409A, this Agreement and any payment obligations of the Company to the Employee hereunder, including without limitation any payments to be made by the Company to the Employee under Section(s) 5 and 6 are, and shall remain, unconditionally subject to the set-off rights of the Company against the Employee which are contained and set forth in Section 9.02 of the Purchase Agreement.
This offer is contingent upon you: 1) providing the Company with appropriate documents establishing your identity and right to work in the United States on a timely basis; 2) verification of the information contained in your employment application, including satisfactory references, background checks and any standard drug screens; and 3) Proper execution and delivery of the Purchase Agreement by all requisite parties.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

FRANCIS DRILLING FLUIDS, LTD. (“Company”) a Louisiana corporation
By:
	Name:	Michael Galvis
	Title:	Chairman

NYTEX ENERGY HOLDINGS, INC. (“NYTEX”) a Delaware corporation
By:
	Name:	Michael Galvis
	Title:	Chairman

MICHAEL G. FRANCIS (“EMPLOYEE”)

MICHAEL G. FRANCIS, Employee

EXHIBIT “A”
KEY EMPLOYEES

Individual	Position	Area
1. Ronald Ray Brown	VP & Pneumatics Manager	Pneumatic Transportation
2. Jude N. Gregory	VP & Chief Financial Officer	Finance and Human Resources
3. Bryan K. Francis	Operations Manager	Mud Operations
4. Barry Charpentier	Sales Manager	Sales and Marketing
5. Freddie Richard	Pneumatics Manager	Pneumatic Transportation
6. Steve Schaaf	Chief Technology Officer	Technology and Communication
7. John Francis	Account Manager	Customer Relations
8. Les Babineaux	Central Dispatch Developer	Mud Operations
9. Susan Boudreaux	Controller	Accounting
10. Lorraine Boulet	Accounts Receivable Clerk	Accounts Receivable
11. Brenda Brown	Office Manager	Pneumatic Transportation Billing
12. Kurt Daigle	Account Manager	Customer Relations
13. Keith Domingue	Cleaning Services Coordinator	Cleaning Services
14. Earl Fontenot	Field Sales	Customer Relations
15. Mackey Francis	Field Sales	Customer Relations
16. William “Bill” Hargrave	Field Sales	Customer Relations
17. Rickie Menard	Field Sales	Customer Relations
18. Porter Renfrow	Plant Manager	Pneumatic Transportation
19. Andy Schwartzenburg	HSE Director	Safety and Environmental
20. Dwight Toland	Maintenance Manager	Maintenance and Construction

EXHIBIT “B”
KEY EMPLOYEE RENTENTION INCENTIVE (“KERI”) FOR THE EMPLOYEE
DESCRIPTION: In an effort to assist the Company to maintain the Key Employee’s after the Commencement Date, the Company will pay to the Employee KERI payments as follows:
KEY LOCATION PERSONNEL (“KLP”):
The Company and the Employee will identify prior to Closing certain employees not exceeding 20 in total with KOSP (as Key Employees, as defined in this Agreement) of the Company as a KLP. The Company will pay to the Employee an amount to be determined by the Company for each KLP that remain in the continuous employment of the Company for the Term of the Agreement.
KEY OUTSIDE SALES PERSONNEL (“KOSP”):
The Company and the Employee will identify prior to Closing certain not exceeding 20 in total with KLP employees (as Key Employees, as defined in this Agreement) of the Company as KOSP. The Company will pay to the Employee an amount to be determined by the Company for each KOSP that remain in the continuous employment of the Company for the Term of the Agreement.
KOSP employees and KLP employees are collectively referred to as “Key Employees” or individually as “Key Employee”.
All KERI earned by the Employee will be paid within 30 days of the each respective anniversary of the Commencement Date as follows:
•	1st anniversary of Commencement Date — $2,500 per Key Employee

•	2nd anniversary of Commencement Date — $2,250 per Key Employee

•	3rd anniversary of Commencement Date — $2,000 per Key Employee

•	4th anniversary of Commencement Date — $1,750 per Key Employee

•	5th anniversary of Commencement Date — $1,500 per Key Employee

EXHIBIT “C”
REVENUE RETENTION INCENTIVE (“RRI”) FOR THE EMPLOYEE
DESCRIPTION:	In an effort to maintain and increase revenue volumes, the Company will pay to Employee an RRI based on the Company’s gross sales less any discounts or allowances hereafter referred to a (“Net Sales”) after the Closing, as determined in the normal course by the Company.
FIRST FULL 3 MONTHS FOLLOWING THE COMMENCEMENT DATE:
•	The Company shall pay the Employee a cash payment equal to two (2%) percent of the increase in the Company’s Net Sales for the first three months following the Commencement Date as compared to the Company’s average quarterly Net Sales for each of the four quarters which preceded the Commencement Date. This amount shall be calculated and paid to the Employee within thirty days of the end of the three month period following the Commencement Date.
TWELVE MONTHS THRU AUGUST 31, 2011:
•	The Company shall pay the Employee a cash payment equal to two (2%) percent of the increase in the Company’s Net Sales for the twelve months ending (“TME”) August 31, 2011 as compared to the Company’s Net Sales for the TME on August 31, 2010. This amount shall be calculated and paid to the Employee on or before November 15, 2011.
TME AUGUST 31 FOR THE TERM OF THE CONTRACT:
•	For the remainder of this Agreement, the Company shall pay the Employee a cash payment equal to two (2%) percent of the increase in Company’s Net Sales from TME August 31 of one year to the next. This increase shall be determined on August 31 of each respective year, beginning on August 31, 2012, at which time the Company’s Net Sales for the period September 1, 2011 thru August 31, 2012 shall be compared to the Company’s Net Sales for the period September 1, 2010 thru August 31, 2011 to determine the bonus payable. This calculation shall be made each year for the duration of this Agreement. The bonus amount shall be calculated and paid to the Employee on or before November 15 of each respective year.

EXHIBIT “D”
STOCK AWARDS FOR THE EMPLOYEE
NYTEX Energy Holdings, Inc. (“NYTEX”) shall establish, and the Employee will be eligible to participate in, a stock compensation plan for key employees. Under such stock compensation plan, shares of restricted NYTEX common stock shall be granted to the Employee on the following dates in the following amounts, but only if the performance and employment benchmarks provided for in such plan have been attained by such date. Shares of NYTEX common stock granted to the Employee under such plan shall be subject to such conditions regarding nontransferability and forfeitability as shall be determined under such plan at the time of granting of such shares:
•	December 31, 2011, 469,140 shares of NYTEX Common Stock

•	December 31, 2012, 476,178 shares of NYTEX Common Stock

•	December 31, 2013, 483,320 shares of NYTEX Common Stock

•	December 31, 2014, 490,570 shares of NYTEX Common Stock

•	December 31, 2015, 497,929 shares of NYTEX Common Stock

EXHIBIT “E”
TERRITORY OF NON-COMPETITION PROVISIONS OF EMPLOYMENT AGREEMENT
“Territory” as defined in Paragraph 3(a) of the Agreement shall include the following counties and parishes where the Company is doing business and providing services and products;

	A.	Louisiana
1.		Acadia	39.	St. Martin
2.		Allen	40.	St. Mary
3.		Ascension	41.	St. Tammany
4.		Assumption	42.	Tangipahoa
5.		Avoyelles	43.	Terrebonne
6.		Beauregard	44.	Vermilion
7.		Bienville	45.	Vernon
8.		Bossier	46.	Washington
9.		Caddo	47.	Webster
10.		Calcasieu	48.	West Baton Rouge
11.		Caldwell	49.	West Feliciana
12.		Cameron
13.		DeSoto
14.		East Baton Rouge
15.		East Feliciana
16.		Evangeline
17.		Iberia
18.		Iberville
19.		Jefferson
20.		Jefferson Davis
21.		Lafayette
22.		Lafourche
23.		LaSalle
24.		Livingston
25.		Natchitoches
26.		Orleans

	B.	Oklahoma
1.		Pontotoc County
2.		Sequoyah County

	C.	Texas
1.		Ector County
2.		Jim Wells County
3.		Liberty County
4.		Marion County
5.		Victoria County
6.		Winkler County

	D.	Wyoming
1.		Sweetwater County